Exhibit 99.1

Schlumberger Announces Fourth-Quarter and Full-Year 2009 Results

HOUSTON, January 22, 2010 – Schlumberger Limited (NYSE:SLB) today reported full-year 2009 revenue of $22.70 billion versus $27.16 billion in 2008.

Income from continuing operations attributable to Schlumberger, excluding charges, was $3.36 billion, representing diluted earnings-per-share of $2.78 versus $4.50 in 2008. Income from continuing operations attributable to Schlumberger, including charges, was $3.16 billion, representing diluted earnings-per-share of $2.61 versus $4.42 in 2008.

Fourth-Quarter Results

Fourth-quarter revenue was $5.74 billion versus $5.43 billion in the third quarter of 2009, and $6.87 billion in the fourth quarter of 2008.

Income from continuing operations attributable to Schlumberger was $817 million—an increase of 4% sequentially, but 34% lower year-on-year excluding $93 million of charges in the fourth quarter of 2008. Diluted earnings-per-share from continuing operations attributable to Schlumberger was $0.67 versus $0.65 in the previous quarter, and $1.03 excluding $0.08 of charges in the fourth quarter of 2008.

Oilfield Services revenue of $5.17 billion was up 4% sequentially but down 17% year-on-year. Pretax segment operating income of $1.01 billion was down 3% sequentially and 37% year-on-year.

WesternGeco revenue of $549 million was up 19% sequentially but down 8% year-on-year. Pretax segment operating income of $115 million was up 89% sequentially and 30% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Fourth-quarter revenue increased sequentially in the North America, Latin America and Middle East and Asia Areas as offshore revenue quality improved with increasing deepwater rig count while software and product sales saw the usual fourth-quarter strength. Europe/CIS/Africa was flat with the previous quarter as stronger offshore activity and year-end software and product sales in the Area were not sufficient to offset the seasonal decline in Russia. Overall, sequential margins were particularly affected by three events—a changed revenue mix in Canada; seasonal weakness in Russia; and reduced activity coupled with a less favorable revenue mix in the Mexico/Central America GeoMarket. Margins were also impacted by pricing concessions made earlier in the year.

WesternGeco achieved highly satisfactory fourth-quarter Multiclient revenues due largely to wide-azimuth survey sales in the US Gulf of Mexico.

Our outlook for 2010 remains largely dependent on the prospects for the general economy. At the end of the third quarter, we indicated that we were encouraged that signs were emerging that demand for oil and gas would begin to increase. Consensus forecasts predict that oil demand in 2010 will increase, particularly in the developing world, for the first time since 2007.

As a result, we feel that oil prices are likely to be sustained at current levels and that as our customers’ confidence grows, their exploration and production budgets will increase. We feel that considerable leverage to increase investment exists in offshore markets, in Russia, as well as in certain emerging opportunities such as Iraq. These events will be dependent on continued increases in economic growth in the second half of the year beyond the current government stimulus packages.

For natural gas activity we remain a great deal more cautious. Despite signs of some recovery in industrial demand and the impact of the recent cold weather, we consider that markets remain generally oversupplied. Increased flows of LNG—with additional capacity being added in 2010—as well as the general uncertainty over the decline rates of unconventional gas production have the potential to limit the current increase in the North American gas drilling rig count.

We anticipate that 2010 will be a better year for multiclient seismic sales and for land seismic activity particularly in Middle East and North Africa. While marine activity will be reasonably robust, pricing improvements will be limited due to continued new capacity additions.

Longer term we remain confident that considerably increased spending will be necessary to maintain sufficient reserves and production of hydrocarbons to meet the world’s needs. Our technology portfolio and worldwide infrastructure mean we are strongly positioned to capture growth opportunities as our customers begin to increase their investment.”

Other Event:

During the quarter, Schlumberger repurchased 7.8 million shares of its common stock at an average price of $63.91, for a total of $500 million under the repurchase program approved by the Board of Directors on April 17, 2008.

Consolidated Statement of Income

(Stated in millions, except per share amounts)

	Fourth Quarter		Twelve Months
For Periods Ended December 31	2009	2008	2009	2008
Revenue	$5,744	$6,868	$22,702	$27,163
Interest and other income, net (1)(2)	62	96	273	402
Expenses
Cost of revenue (2)	4,378	5,033	17,395	18,968
Research & engineering	217	222	802	819
Marketing	21	24	88	95
General & administrative	145	150	535	584
Interest	51	59	221	247

Income from Continuing Operations before taxes	994	1,476	3,934	6,852
Taxes on income (2)	175	326	770	1,430

Income from Continuing Operations	819	1,150	3,164	5,422
Income (Loss) from Discontinued Operations	(22)	—	(22)	38

Net Income	797	1,150	3,142	5,460
Net Income attributable to the noncontrolling interests	(2)	—	(8)	(25)

Net Income attributable to Schlumberger (2)	$795	$1,150	$3,134	$5,435

Schlumberger amounts attributable to:
Income from Continuing Operations	$817	$1,150	$3,156	$5,397
Income (Loss) from Discontinued Operations	(22)	—	(22)	38

Net Income	$795	$1,150	$3,134	$5,435

Diluted Earnings Per Share of Schlumberger:
Income from Continuing Operations	$0.67	$0.95	$2.61	$4.42
Income (Loss) from Discontinued Operations	(0.02)	—	(0.02)	0.03

Net Income	$0.65	$0.95	$2.59	$4.45

Average shares outstanding	1,199	1,195	1,198	1,196
Average shares outstanding assuming dilution	1,218	1,210	1,214	1,224

Depreciation & amortization included in expenses (3)	$628	$613	$2,476	$2,269

1)	Includes interest income of:

Fourth Quarter 2009 - $10 million (2008 - $25 million)

Twelve months 2009 - $61 million (2008 - $119 million)

2)	See page 7 for details of charges.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

(Stated in millions)

Assets	Dec. 31, 2009	Dec. 31, 2008
Current Assets
Cash and short-term investments	$4,616	$3,692
Other current assets	9,034	9,294

	13,650	12,986
Fixed income investments, held to maturity	738	470
Fixed assets	9,660	9,690
Multiclient seismic data	288	287
Goodwill	5,305	5,189
Other assets	3,824	3,472

	$33,465	$32,094

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$5,003	$5,318
Estimated liability for taxes on income	878	1,007
Bank loans and current portion of long-term debt	804	1,598
Convertible debentures	321	—
Dividend payable	253	252

	7,259	8,175
Convertible debentures	—	321
Other long-term debt	4,355	3,372
Postretirement benefits	1,660	2,369
Other liabilities	962	923

	14,236	15,160
Equity	19,229	16,934

	$33,465	$32,094

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Twelve Months	2009
Net Debt, January 1, 2009	$(1,129)
Net income	3,142
Depreciation and amortization	2,476
Pension and other postretirement benefits expense	308
Non-cash postretirement benefits curtailment charge	136
Excess of equity income over dividends received	(103)
Stock-based compensation expense	186
Increase in working capital	(204)
Capital expenditure	(2,395)
Multiclient seismic data capitalized	(230)
Dividends paid	(1,006)
Proceeds from employee stock plans	206
Stock repurchase program	(500)
Business acquisitions	(514)
Pension and other postretirement benefits funding	(1,123)
Other	683
Translation effect on net debt	(59)

Net Debt, December 31, 2009	$(126)

Components of Net Debt	Dec. 31, 2009	Dec. 31, 2008
Cash and short-term investments	$4,616	$3,692
Fixed income investments, held to maturity	738	470
Short-term borrowings and current portion of long-term debt	(804)	(1,598)
Convertible debentures	(321)	(321)
Other long-term debt	(4,355)	(3,372)

	$(126)	$(1,129)

Business Review

(Stated in millions)

	Fourth Quarter			Twelve Months
	2009	2008	% chg	2009	2008	% chg
Oilfield Services
Revenue	$5,170	$6,256	(17)%	$20,518	$24,282	(16)%
Pretax Operating Income	$1,006	$1,599	(37)%	$4,326	$6,505	(33)%

WesternGeco
Revenue	$549	$599	(8)%	$2,122	$2,838	(25)%
Pretax Operating Income	$115	$88	30%	$326	$836	(61)%

Pretax operating income represents the segments’ income before taxes and noncontrolling interests. The pretax operating income excludes such items as corporate expenses and interest income and interest expense not allocated to the segments as well as the charges described on page 7, interest on postretirement medical benefits and stock-based compensation costs.

Charges

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Fourth-Quarter and Full-Year 2009 Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions, except per share amounts)

	Fourth Quarter 2008
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Income from Continuing Operations attributable to Schlumberger	$1,476	$326	$—	$1,150	$0.95
Add back charges:
—Workforce reduction	74	9	—	65	0.05	Cost of revenue
—Provision for doubtful accounts	32	8	(6)	18	0.01	Cost of revenue
—Other	10	—	—	10	0.01	Interest and other income, net

Income from Continuing Operations attributable to Schlumberger, before charges	$1,592	$343	$(6)	$1,243	$1.03

	Twelve Months 2009
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Income from Continuing Operations attributable to Schlumberger	$3,934	$770	$(8)	$3,156	$2.61
Add back charges:
—Workforce reduction	102	17	—	85	0.07	Cost of revenue
—Postretirement benefits curtailment	136	14	—	122	0.10	Cost of revenue

Income from Continuing Operations attributable to Schlumberger, before charges	$4,172	$801	$(8)	$3,363	$2.78

	Twelve Months 2008
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Income from Continuing Operations attributable to Schlumberger	$6,852	$1,430	$(25)	$5,397	$4.42
Add back charges:
—Workforce reduction	74	9	—	65	0.05	Cost of revenue
—Provision for doubtful accounts	32	8	(6)	18	0.01	Cost of revenue
—Other	10	—	—	10	0.01	Interest and other income, net

Income from Continuing Operations attributable to Schlumberger, before charges	$6,968	$1,447	$(31)	$5,490	$4.50

(*)	May not add due to rounding.

There were no charges in the fourth quarter of 2009.

Oilfield Services

Full-year 2009 revenue of $20.52 billion was 16% lower than 2008, driven by Area decreases of 37% in North America, 13% in Europe/CIS/Africa and 9% in Middle East & Asia. Latin America Area revenue was flat. Weakening of local currencies against the US Dollar reduced 2009 worldwide revenue by approximately 4%. Among the Technologies, decreases were most marked for Well Services, Wireline and Drilling & Measurements services as customers reduced spending. Pretax operating income of $4.33 billion was 33% lower than 2008. Pretax operating margin decreased 570 basis points (bps) to 21.1% due to lower activity and pricing, particularly in North America.

Fourth-quarter revenue of $5.17 billion increased 4% sequentially but decreased 17% year-on-year, with all Areas, except Europe/CIS/Africa, contributing to the sequential improvement. Sequentially, growth was driven by increased deepwater and exploration-related activity leading to demand for Wireline, Testing Services and Drilling & Measurements technologies, while growth was also recorded on land in North America, primarily from increased Well Services activity. In addition, seasonal year-end strength was seen in product sales in a number of GeoMarkets*—in particular for Schlumberger Information Solutions (SIS) and Artificial Lift products. These increases, however, were partially offset by lower activity in Russia and in the Mexico/Central America GeoMarket.

Fourth-quarter pretax operating income of $1.01 billion was down 3% sequentially and 37% year-on-year. Pretax operating margin decreased 157 bps sequentially to 19.5% primarily due to lower activity coupled with a less favorable revenue mix in Russia and in the Mexico/Central America GeoMarket. Pricing concessions made earlier in the year also contributed to the sequential decrease in margins.

North America

Fourth quarter revenue of $873 million was 6% higher sequentially but 44% lower year-on-year. Pretax operating income of $18.0 million was down 35% sequentially and 95% year-on-year.

Sequentially, US Land GeoMarket revenue grew on increased drilling activity, the impact of which was partially diluted by lower pricing for Well Services technologies. US Gulf of Mexico GeoMarket revenue was up marginally as improved shelf activity and the beginning of a build-up in deepwater activity were hampered by downtime associated with Hurricane Ida as well as by some pricing pressure. Canada revenue was flat while Alaska GeoMarket revenue fell sequentially due to a slowdown in activity resulting from operator budget constraints.

Pretax operating margin decreased 129 bps sequentially to 2.1% as the increased activity in the US Land and Gulf of Mexico GeoMarkets was insufficient to offset the impact of a less favorable revenue mix in Canada and lower activity in the Alaska GeoMarket.

In the Barnett Shale, Schlumberger Wireline improved the MDT* Modular Formation Dynamics Tester mini-frac technique to provide better fracture pressure results for a major operator. Stresses in the near wellbore had previously prevented correct fracture pressures being measured on many of the intervals tested but the new technique has proved more accurate and can be utilized to improve lateral well placement in the Barnett, Fayetteville and Marcellus shales.

In West Texas, Schlumberger SensaLine* fiber-optic slickline technology has been deployed for Apache on critical fracture stimulation jobs on wells in the Permian Basin. The real-time data provided by the technology have allowed Apache to monitor fracture height growth during pumping operations. The data have proven to be valuable in understanding fracturing programs—both in real-time and in post-job evaluation.

In Canada, Schlumberger Wireline Rt Scanner* triaxial induction technology was deployed for Devon Canada in a structurally complex, tight-gas sandstone reservoir in northeast British Columbia. The data were used to compute formation dips over the upper section of the logged interval and clearly showed the marked variations in structure due to thrust-faulting and associated folding consistent with independent evaluations. The success of this application has demonstrated the value of Scanner Family* technology in providing integrated reservoir characterization measurements.

Also in Canada, Schlumberger Drilling & Measurements PowerDrive vorteX* powered rotary-steerable technology was deployed for Vermilion Energy to drill a 1,400-m horizontal section in the Notikewan formation where previous operations for the customer had experienced difficulties with conventional directional drilling equipment. The choice of rotary-steerable systems for the longer well was underwritten by the use of data from three offset wells to set a performance benchmark linked to service pricing that rewarded time saved versus the benchmark. The performance of the system substantially exceeded expectations in reducing drilling time by 40%.

In November 2009, Schlumberger acquired Lonkar Services—a company providing slickline, cased-hole wireline and surface well testing services in Western Canada and Northern USA. Lonkar is the leading supplier of slickline mechanical and measurement services in Canada.

Latin America

Fourth quarter revenue of $1.13 billion increased 5% sequentially and 2% year-on-year. Pretax operating income of $178 million was down 9% sequentially and 11% year-on-year.

Sequentially, Peru/Colombia/Ecuador GeoMarket revenue grew primarily on greater demand for Drilling & Measurements, Wireline and Testing Services technologies resulting from increased drilling activity. Higher SIS and Artificial Lift product sales also contributed to this growth. Brazil revenue was higher due to increased offshore exploration activity as well as to SIS and Completions product sales. Venezuela/Trinidad & Tobago GeoMarket recorded growth mainly from Integrated Project Management (IPM) activity while Argentina/Bolivia/Chile revenue was higher due to increased activity and SIS product sales. These increases were partially offset by a decrease in Mexico/Central America revenue as a result of reduced activity.

Pretax operating margin decreased 254 bps sequentially to 15.8% primarily as the result of the reduced activity and a less favorable revenue mix in the Mexico/Central America GeoMarket, which was only partly offset by the impact of increased activity and product sales in the rest of the Area.

In Brazil, Schlumberger Well Services introduced new-technology X-11* modular offshore coiled-tubing units for Petrobras on the Tupi field in the Santos basin. The first operation with the X-11 in 2,000 m of water has already been successfully conducted with the compact size of the new unit leading to minimum footprint and uncluttered rig-up on the drilling unit. The operations conducted so far include hydrate removal using Jet Blaster* scale removal technology in addition to directional well kick-off services, all with the support of the Petrobras Well Evaluation and Completion Services department (PETROBRAS/E&P-SERV/US-PO/SCA).

In Mexico, Schlumberger Wireline FlowScanner* horizontal and deviated well production logging technology was run for PEMEX South Region in the Jujo field to investigate increasing water cut, high gas production and lowering overall liquids production. The three-phase capability of the FlowScanner measurement clearly detected a casing leak above the well’s perforated intervals that was subsequently sealed with mechanical plug-back technology allowing perforation of a new production interval.

Also in Mexico, Rt Scanner wireline technology helped PEMEX evaluate complex reservoirs in deepwater Gulf of Mexico operations where conventional open-hole logging services cannot detect or quantify hydrocarbon deposits. In combination with CMR* Combinable Magnetic Resonance technology, the Scanner service successfully detected the presence of laminated reservoirs in the exploration well and enabled proper quantification of net-pay thickness. Data processing and interpretation were performed in real time to support operational decision-making and confirm a potential hydrocarbon discovery.

Schlumberger also continued to deploy valuable Drilling & Measurements technologies for PEMEX. These included seismicVISION* seismic-while-drilling services to reduce the drilling risks associated with the proximity of a deepwater well to salt formations; a combination of arcVISION* array resistivity compensated, sonicVISION* sonic-while-drilling and slim adnVISION* azimuthal density neutron technologies that helped adjust coring operations to save at least two days of deepwater rig time; the use of Periscope* imaging-while-drilling technology to steer the 400-m horizontal section of a well in the Yaxche field within a formation only 3 m thick; and the PowerDrive Xceed* system that set new drilling efficiency standards in a well in the Poza Rica field by reaching more than three times the rate of penetration seen on previous wells in the same field.

In Colombia, Ecopetrol awarded Schlumberger the GITEP project to manage its corporate petrotechnical data. This integrated project will involve a number of SIS information management applications, including InnerLogix* data quality management solutions and the ProSource* seismic and well log data management software.

Europe/CIS/Africa

Fourth quarter revenue of $1.78 billion was flat sequentially but 13% lower year-on-year. Pretax operating income of $385 million was down 9% sequentially and 28% year-on-year.

Sequentially, Nigeria & Gulf of Guinea GeoMarket revenue grew as the result of strong Testing Services product sales and an increase in exploration activity that led to greater demand for Wireline services. In the West & South Africa GeoMarket, revenue increased on high demand for Drilling & Measurements services. The North Sea GeoMarket also recorded growth from increased Well Services stimulation activity while Libya GeoMarket revenue increased on higher deepwater Testing Services and Wireline exploration activity. These increases, however, were partially offset by lower revenue in Russia as a result of client budgetary constraints which mainly affected IPM activity. Revenue was also lower in the North Africa GeoMarket on reduced Testing Services product sales, and in the Caspian GeoMarket on the completion of drilling campaigns.

Pretax operating margin decreased 208 bps sequentially to 21.6% largely as the result of the lower activity in Russia.

In Sakhalin, Schlumberger Completions successfully installed the first intelligent completion in Russia on a Sakhalin Energy Investment Company Piltun well. The completion was installed in less than ten days in the 4,008-m water injection well and will control four independently monitored zones with a number of innovative solutions that include unique switching technology to link downhole gauges to surface monitoring equipment. The installation was completed only six weeks after the opening of the Schlumberger Yuzhno-Sakhalinsk completions base.

In the Caspian, Schlumberger Wireline deployed a range of new technology to help Karachaganak Petroleum Operating BV—a consortium between Eni, BG, Chevron and LUKOIL—significantly improve reservoir understanding in the Karachanagak field, one of the world’s largest oil and gas-condensate fields. The multi-array vertical wellbore seismic profiler allowed imaging of the complex sub-basalt structure, while the slim formation imager run on drillpipe identified the position of a fault in a horizontal well, and the new combinable rapid formation-pressure measurement service enhanced overall reservoir characterization.

In Angola, Schlumberger Drilling & Measurements seismicVISION* seismic-while-drilling technology was successfully deployed for Petrobras on their first exploration well to mitigate drilling uncertainties in an extremely high-cost deepwater environment. The real-time data transmitted to the Schlumberger OSC* Operations Support Center in Luanda were used to ensure optimum well placement and the service is now being considered by Petrobras for some of the future wells in the deepwater exploration program in Angola.

In Nigeria, Schlumberger Drilling & Measurements deployed StethoScope* formation pressure-while-drilling, EcoScope*† multifunction logging-while-drilling, and PeriScope technology in a deepwater well operated by Nigerian Agip Exploration (NAE). This technology solution reduced the risk associated with data acquisition while obtaining high-quality formation evaluation, reservoir property, and borehole caliper data and enabled NAE to drill 612 m of 8.5-in horizontal drain section with 100% reservoir exposure making this section the longest horizontal well completed with sand control for Eni worldwide.

In Equatorial Guinea, Noble Energy awarded Schlumberger wireline logging, directional drilling and subsea completions contracts to cover the work on 10 wells, with the possibility of additional development in the region. The subsea completions contract covers installation of the upper and lower well completions—including reservoir monitoring and control technologies—on the Aseng development project. The award was based on technology availability and operational support.

In North Africa, Schlumberger Well Services EverCRETE* CO2-resistant cement was used to plug and abandon a natural gas producing well in a field where produced carbon dioxide (CO2) is reinjected into saline-water zones. New wells in the field are now planned to be completed using this novel cement that has been recognized for the benefits it brings to operations where the presence of CO2 requires a long-term solution for zonal isolation during injection, storage, monitoring and abandonment. The technology can be applied for both carbon capture and storage, and for CO2 enhanced oil recovery projects.

In Algeria, Schlumberger Artificial Lift was awarded a two-year contract for artificial lift systems by Groupement Sonatrach AGIP. The contract covers the lease of high-technology electric submersible pumps, including power generation services and espWatcher* surveillance and control systems for a number of wells covering multiple oilfields in southeast Algeria. The contract award represents a breakthrough in addressing the artificial lift challenges of small oilfields in remote locations.

Offshore Libya, Schlumberger Completions completed two jobs in the Bouri field operated by Mellitah Oil and Gas (an NOC/Eni controlled joint venture) using nickel-chromium 4 1/2-in inflow control devices (ICD) to counter the downhole hostile environment. The operations were the first Schlumberger ICD jobs run for Eni as well as the first matrix stimulations performed in the Bouri field fractured carbonate reservoir using ICD technology.

In the UK sector of the North Sea, Schlumberger installed an innovative completion for Centrica Energy. The completion, designed in close collaboration with Centrica Energy, used the hybrid NEON* opto-electric permanent monitoring cable as well as permanent quartz gauges. The NEON cable, attached to the perforating gun assembly, extended below the production packer across the perforated interval to provide distributed temperature sensing (DTS) with the measurements enabling Centrica Energy to save rig time and establish well performance. This is the first known instance of fiber-optic measurements being used to monitor a perforating operation and the installation represents the first Schlumberger fixed-fiber DTS installation in a subsea environment.

In Italy, ACTive* technology real-time coiled-tubing services have been successfully introduced for Eni throughout the client’s matrix stimulation and well clean-out operations in carbonate reservoirs in the Val d’Agri region. The ACTive system fiber-optic cable deployed along the coiled tubing, together with discrete downhole pressure, temperature and depth measurements, provides proper pay zone evaluation as well as analysis of thermal behavior before and after stimulation. The combination identifies injection intervals from temperature changes to help divert treatments for optimal stimulation.

Also in Italy, Schlumberger Completions was awarded a contract by Stogit, the Eni gas storage company, for 20 hybrid onshore gas storage well monitoring systems. The new hybrid systems combine fiber-optic and quartz pressure gauges with fiber-optic distributed temperature sensing. Gas storage in Italy is ruled by strict government laws that require data to be provided at regular intervals, and Stogit selected hybrid sensor technology in order to maximize the system’s long-term reliability. Schlumberger has a 20-year track record of successful deployment of gas storage well monitoring systems for Stogit, and this award represents the first time that this particular technology will be installed in multiple wells on the same project.

Middle East & Asia

Fourth quarter revenue of $1.31 billion increased 7% sequentially but decreased 10% year-on-year. Pretax operating income of $426 million was 9% higher sequentially but 13% lower year-on-year.

Sequentially, Area revenue growth was driven by an increase in deepwater and exploration-related activity that led to strong demand for Wireline services. Seasonal year-end Artificial Lift and SIS product sales also contributed to the increase in revenue.

Pretax operating margin improved 66 bps sequentially to 32.4% primarily as the result of the more favorable mix of deepwater and exploration-related activity in addition to year-end SIS product sales.

In Saudi Arabia, Schlumberger Well Services technologies were deployed in an extended-reach open-hole horizontal well to demonstrate their viability in the stimulation of water injection wells on the Saudi Aramco Manifa field. In a rig-less operation, the world’s longest coiled-tubing-deployed fiber-optic cable measuring 32,175 ft was used for real-time downhole monitoring of an ACTive Matrix treatment on the injection zone of the well with VDA* Viscoelastic Diverting Acid technology. An ACTive Profiling distributed temperature survey was then used to record an injectivity test to provide data for water-injection planning. All services were performed in one coiled-tubing run. The results were highly successful and will permit operational and quality optimization on future treatments.

Also in Saudi Arabia, a series of Schlumberger Well Services ACTive real-time coiled-tubing technologies were deployed as part of the stimulation treatment on a dual lateral natural gas well completed in open hole. The technologies enabled positive lateral identification, facilitated fluid movement monitoring and helped customized placement of the stimulation diversion and acid system in the main intervals of interest. Resulting production exceeded initial expectations.

In the Arabian GeoMarket, Schlumberger Drilling & Measurements StethoScope formation-pressure-while-drilling technology has been successfully introduced for the Kuwait Oil Company. Close cooperation between Drilling & Measurements and Data & Consulting Services teams identified opportunities for pressure measurements-while-drilling and helped monitor operations in real time to control quality and ensure optimal results. StethoScope technology was deployed in combination with other Scope* family services to acquire the data necessary to guide subsequent operations including determination of perforation intervals.

In Abu Dhabi, UAE, Schlumberger Well Services VDA technology was deployed with ACTive coiled-tubing services to stimulate carbonate formations in an onshore field. The real-time capability of the ACTive system, in conjunction with InterACT* connectivity and collaboration services, provided the information needed to identify high-permeability zones that were then isolated to divert treatment fluids into the target zones. The treatment was monitored from the customer’s office using the InterACT system to track progress and make decisions in real time.

In Malaysia, Schlumberger introduced a combination of CIRP* Completion Insertion and Removal under Pressure, eFire-CT* electronic firing head system for coiled-tubing, and ACTive fiber-optic enabled coiled-tubing technologies that reduced operating time and increased depth accuracy. Following this success, Talisman Malaysia Ltd. awarded Schlumberger a contract for the same technologies to be deployed on other projects in Malaysia, including the Bunga Orchid field development in 2010.

Also in Malaysia, Schlumberger successfully completed two water injector wells by deploying electrical submersible pumps using REDACoil* technology with 2 3/8-in coiled-tubing used as completion tubing. The project deployed resources and services from a number of Schlumberger Technologies including Artificial Lift, Completions and Well Services and was completed eight days ahead of schedule and below the allocated budget.

In Brunei, Schlumberger Testing Services performed an offshore exploration and appraisal test for Brunei Shell Petroleum (BSP) on the BIMA multipurpose jack-up rig. The 75-day, multi-zone test—which also involved Well Services fracturing operations—was monitored in real time and set new benchmarks for operating efficiency through close cooperation and meticulous planning by BSP and Schlumberger that culminated in health, safety and environment key performance indicators being exceeded in line with Shell Goal Zero targets.

In Australia, recently introduced Schlumberger Wireline pressure measurement technology was run for Chevron to improve efficiency and mitigate risk in two deepwater wells. The Pressure Xpress* reservoir pressure-while-logging service reduced station measurement time by half and in combination with CMR-Plus* high logging speed magnetic resonance technology led to an average 16-hour saving per well.

In the Assam field in India, Schlumberger Wireline slim cased-hole formation resistivity tool technology was used for ONGC to acquire data in a well in which conventional open-hole logs could not be run due to hole conditions. The measurements indicated the presence of hydrocarbon-bearing zones and, based on this interpretation, ONGC perforated the well resulting in oil production. Without this technology, such results would not have been feasible.

Offshore India, innovative Schlumberger Wireline technology revived oil production from an ONGC well in the Neelam field. The gas-oil contact (GOC) in this field is thought to be regional and the recent drilling of a new well had produced only water. For the subsequent well, it was decided to run the downhole fluid profiling service using the MDT modular formation dynamics tester combined with the LFA* Live Fluid Analyzer module to optimize well placement. Real-time data established the depth of the GOC to help characterize the reservoir more accurately with the contact found higher than previously thought. A good oil producing horizon was consequently identified in which a horizontal drain hole was placed and the well is now the best producer of the platform. The new technology combination run is estimated to have saved seven days of rig time. The addition of LFA technology for in-fill well planning is credited by the client as the single most important factor in the rejuvenation of this platform.

WesternGeco

Full-year 2009 revenue of $2.12 billion was 25% lower than 2008. Pretax operating income of $326 million was down 61% versus 2008. Pretax operating margin decreased 14 percentage points to 15.4% primarily due to significantly lower activity and pricing in Marine as well as a decrease in Multiclient sales.

Fourth-quarter revenue of $549 million increased 19% sequentially but decreased 8% year-on-year. Pretax operating income of $115 million increased 89% sequentially and 30% year-on-year.

Sequential revenue growth was led by Multiclient which recorded strong year-end sales of wide-azimuth surveys in the US Gulf of Mexico. Land revenue also grew due to increased activity in the Middle East and North Africa. These increases, however, were partially offset by a significant decrease in Marine as the result of weaker pricing, project start-up delays and vessel transits.

Pretax operating margin improved 776 bps sequentially to 20.9% primarily as a result of the high Multiclient sales that were partially offset by the impact of the lower pricing and project delays in Marine.

In the US Gulf of Mexico, two WesternGeco multiclient wide-azimuth crews were active during the quarter. The first crew, on the WG Magellan, continued acquisition of the E-Octopus IX survey in the Alaminos and Keathley Canyon areas, while the second crew, on the WG Columbus, began acquisition of the E-Octopus VII survey in the Lower Tertiary of the Walker Ridge—a survey that will integrate the previous E-Octopus IV and E-Octopus VI phases.

Wide-azimuth multiclient survey processing in the US Gulf of Mexico also advanced in the quarter with completion of final processing on the E-Octopus IV project in the Keathley Canyon area. With this step, the WesternGeco Gulf of Mexico data library has expanded to more than 1,000 Outer Continental Shelf blocks of seamless depth-migrated E-Octopus seismic coverage.

WesternGeco has been contracted to perform the first multi- and wide-azimuth projects offshore Brazil. The projects are to be acquired in the first quarter of 2010, with the wide-azimuth survey forming the baseline for future 4D projects. Multi- and wide-azimuth seismic acquisition techniques have been shown to improve illumination and imaging around and beneath salt structures allowing better prospect definition.

Offshore Angola, a WesternGeco Q-Seabed* multicomponent seabed seismic system crew recently completed a year-long project for Chevron (CABGOC). The 1,100-sq km survey ranks among the largest ocean-bottom-cable multicomponent surveys ever acquired, and was performed in a highly congested, active oilfield with many platforms, pipelines and production installations.

During the quarter, WesternGeco deployed the next-generation UniQ* integrated point-receiver land seismic acquisition and processing system in Kuwait for the Kuwait Oil Company. The new system, designed for greater operational efficiency and flexibility, offers up to four times the capability of existing Q-Land* systems and is currently acquiring data from 53,000 live point-receiver channels in conjunction with WesternGeco DX-80* Desert Explorer vibrators and MD Sweep* technology.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 77,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $22.70 billion in 2009. For more information, visit www.SLB.com.

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*Mark of Schlumberger

†Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology that reduces the need for traditional sources. Designed around the pulsed neutron generator (PNG), EcoScope service uses technology that resulted from this collaboration. The PNG and the comprehensive suite of measurements in a single collar are key components of the EcoScope service that deliver game-changing LWD technology.

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, January 22, 2010. The call is scheduled to begin at 8:00 am US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 within North America, or +1-612-234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until February 22, 2010 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 120779.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Robert Bergeron – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com